Exhibit 99

HSBC FINANCE CORPORATION

Forward Looking Statements

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This document contains certain forward-looking information with respect to the financial condition, results of operations and business of HSBC Holdings plc and HSBC Finance Corporation. This information represents expectations or beliefs concerning future events and is subject to unknown risks and uncertainties. This information speaks only as of the date on which it is provided. Additional detailed information concerning important factors that could cause actual results to differ materially is available in the HSBC Holdings plc 2005 Annual Report for the year ended December 31, 2005, and the HSBC Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

HSBC Holdings plc Press Release:

7 February 2007

HSBC TRADING UPDATE – US MORTGAGE SERVICES

HSBC Holdings plc wishes to update the pre-close trading statement issued on

5 December 2006 in respect of a single matter.

That trading statement included comments on the challenges within the Mortgage Services operations of HSBC Finance Corporation, in particular in relation to certain loans acquired in 2005 and 2006. Given these challenges, the Group Chief Executive, Michael Geoghegan is continuing to directly coordinate the necessary actions to manage the Group’s response.

The impact of slowing house price growth is being reflected in accelerated delinquency trends across the US sub-prime mortgage market, particularly in the more recent loans, as the absence of equity appreciation is reducing refinancing options. Slower prepayment speeds are also highlighting the likely impact on delinquency of higher contractual payment obligations as adjustable rate mortgages reset over the next few years from their original lower rates.

We have reviewed critically the impact of these factors in determining the appropriate level of provisioning at 31 December 2006 against the Mortgage Services loan book. We have taken account of the most recent trends in delinquency and loss severity and projected the probable effects of re-setting interest rates on adjustable rate mortgages, in particular in respect of second lien mortgages. It is clear that the level of loan impairment provisions to be accounted for as at the end of 2006 in respect of Mortgage Services operations will be higher than is reflected in current market estimates.

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We now expect that the impact of increased provisioning in this area will be the major factor in bringing the aggregate of loan impairment charges and other credit risk provisions to be reflected in the accounts of the Group for the year ended 31 December 2006 above consensus estimates1 by some 20 per cent. This is subject to final review and subject to external audit.

Generally, apart from the Mortgage Services operations, the performance of the HSBC Group’s businesses for 2006 was in line with our latest expectations.

Further information will be provided in the Group’s 2006 results announcement and the annual report and accounts, which are due to be released on 5 March 2007.

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Media enquiries to Richard Lindsay on +44 (0)20 7992 1555.

Footnote

1: Consensus estimate based on the average for loan impairment charges and other credit risk provisions of US$8.8 billion from the most recent reports of 11 analysts.

Note to editors:

HSBC Holdings plc

HSBC Holdings plc serves over 125 million customers worldwide through some 9,500 offices in 81 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East and Africa. With assets of US$1,738 billion at 30 June 2006, HSBC is one of the world’s largest banking and financial services organisations.

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